Exhibit 99.3

	Years Ended December 31,
	2005	2004	2003	2002	2001

Financial Data:
(In millions, except per share amounts)
Operating revenues	$7,584	$6,530	$5,937	$5,522	$5,555
Operating expenses	6,859	6,126	5,558	5,181	5,016
Operating income	725	404	379	341	539
Other expenses (income) net	(54)	65	(225)	24	(197)
Income before income taxes	779	339	604	317	736
Provision for income taxes	295	124	232	129	285
Net income	$484	$215	$372	$188	$451

Net income per share, basic	$.61	$.27	$.48	$.24	$.59
Net income per share, diluted	$.60	$.27	$.46	$.23	$.56
Cash dividends per common share	$.0180	$.0180	$.0180	$.0180	$.0180
Total assets at period-end	$14,003	$11,137	$9,693	$8,766	$8,779
Long-term obligations at period-end	$1,394	$1,700	$1,332	$1,553	$1,327
Stockholders’ equity at period-end	$6,675	$5,527	$5,029	$4,374	$3,921

Operating Data:
Revenue passengers carried	77,693,875	70,902,773	65,673,945	63,045,988	64,446,773
Enplaned passengers	88,379,900	81,066,038	74,719,340	72,462,123	73,628,723
Revenue passenger miles (RPMs) (000s)	60,223,100	53,418,353	47,943,066	45,391,903	44,493,916
Available seat miles (ASMs) (000s)	85,172,795	76,861,296	71,790,425	68,886,546	65,295,290
Load factor (1)	70.7%	69.5%	66.8%	65.9%	68.1%
Average length of passenger haul (miles)	775	753	730	720	690
Average stage length (miles)	607	576	558	537	514
Trips flown	1,028,639	981,591	949,882	947,331	940,426
Average passenger fare	$93.68	$88.57	$87.42	$84.72	$83.46
Passenger revenue yield per RPM	12.09¢	11.76¢	11.97¢	11.77¢	12.09¢
Operating revenue yield per ASM	8.90¢	8.50¢	8.27¢	8.02¢	8.51¢
Operating expenses per ASM	8.05¢	7.97¢	7.74¢	7.52¢	7.68¢
Operating expenses per ASM, excluding fuel	6.48¢	6.67¢	6.59¢	6.41¢	6.50¢
Fuel cost per gallon (average)	$1.03	$.83	$.72	$.68	$.71
Number of Employees at year-end	31,729	31,011	32,847	33,705	31,580
Size of fleet at year-end (2)	445	417	388	375	355

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(1) Revenue passenger miles divided by available seat miles.

(2) Includes leased aircraft.